Exhibit 5.1

[CLEARY GOTTLIEB STEEN & HAMILTON LLP LETTERHEAD]

November 3, 2009

Dollar Thrifty Automotive Group, Inc. 5330 East 31st Street Tulsa, Oklahoma 74135

Ladies and Gentlemen:

We have acted as special counsel to Dollar Thrifty Automotive Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-3 (No. 333-161027) as filed with the Commission on August 4, 2009 (the “Registration Statement”) and the sale by the Company pursuant to a prospectus supplement dated October 28, 2009 to the prospectus dated October 26, 2009 (together, the “Prospectus”) of 5,750,000 shares of the Company’s common stock, par value $0.01 per share (the “Securities”), pursuant to the underwriting agreement dated October 28, 2009 (the “Underwriting Agreement”) in the form in which it was incorporated into the terms agreement dated October 28, 2009 (together with the Underwriting Agreement, the “Terms Agreement”) between the Company and the several underwriters named in Schedule I thereto.

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein;
(b)	the Prospectus and the documents incorporated by reference therein;
(c)	an executed copy of the Terms Agreement;
(d)	a specimen of the Securities;
(e)	the certificate of Computershare Trust Company, N.A., as registrar and transfer agent for the Securities, certifying due issuance and registration of the Securities; and
(f)	copies of the Company’s Articles of Incorporation and the Fourth Amended and Restated By-Laws.

Dollar Thrifty Automotive Group, Inc., p. 2

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties of the Company in the Terms Agreement) and (ii) that the Securities conform to the specimen thereof that we have reviewed.

Based on the foregoing, and subject to the further qualification set forth below, it is our opinion that:

The Securities have been validly issued by the Company and are fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the General Corporation Law of the State of Delaware).

We hereby consent to the use of our name in the Prospectus under the headings “Legal Matters” and “Validity of Common Stock” as counsel for the Company who have passed on the validity of the Securities and as having prepared this opinion, and to the use of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated October 28, 2009. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By /s/ Janet L. Fisher
Janet L. Fisher, a Partner